UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2016

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

670 D Enterprise Drive Lewis Center, Ohio	43035
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (614) 505-6115

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2016, Midwest Energy Emissions Corp. (the "Company") entered into an employment letter agreement with Richard MacPherson defining the terms of his employment with the Company as President and Chief Executive Officer. Mr. MacPherson has served as President and Chief Executive Officer since March 30, 2015. Under the terms of the employment letter agreement, Mr. MacPherson will be paid at an annual base salary rate of $350,000, which will be subject to review by the Board or committee thereof annually and, in light of such review, may be increased in the sole discretion of the Board or committee.

Mr. MacPherson shall also be eligible to receive bonus compensation as the Board or committee shall determine from time to time, and will be entitled to participate in the Company's benefit plans made available to the Company's employees, including a 401(k) plan and any other profit sharing plans as may be adopted as well as health and dental coverage. Mr. MacPherson shall also be entitled to receive equity awards as may be granted from time to time, which includes a five-year non-qualified stock option granted to Mr. MacPherson on June 30, 2016 to acquire 250,000 shares of common stock at an exercise price of $0.81 per share exercisable at such time that the closing price of the common stock is equal to or in excess of $0.80 per share for any consecutive 30 day trading period following the grant date.

Pursuant to the employment letter agreement, the Company has agreed to pay Mr. MacPherson an additional amount of $150,000 for services rendered during the period from March 30, 2015 to May 31, 2016, in addition to the compensation which was paid to him during such period, which additional amount will be paid only from available cash generated by operating margins earned by the Company, and only when such amount is permitted to be paid under the Company's financing agreement with its principal lender. Such amount will be paid on a pro-rata basis based on relative unpaid accrued base salary amounts owed to all such current and former management employees. Mr. MacPherson's employment shall be "at will", subject to Mr. MacPherson being entitled to receive his then current base salary for six months following termination by the Company for other than cause.

The foregoing description of the employment letter agreement is qualified in its entirety by the full text of such document which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Employment Letter Agreement between Richard MacPherson and Midwest Energy Emissions Corp. dated July 13, 2016.

_______________

*	Furnished herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: July 15, 2016	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer

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